Exhibit 99.1

                                 BARNES & NOBLE
                                  BOOKSELLERS


FOR IMMEDIATE RELEASE


           Media Contact:                 Investor Contact:
           Mary Ellen Keating             Joseph J. Lombardi
           Senior Vice President          Chief Financial Officer
           Corporate Communications       Barnes & Noble, Inc.
           Barnes & Noble, Inc.           (212) 633-3215
           (212) 633-3323

                                          AND

                                          Larry Zilavy
                                          Executive Vice President
                                          Corporate Finance & Strategic Planning
                                          Barnes & Noble, Inc.
                                          (212) 633-3336


               Barnes & Noble Reports Holiday Sales Increase 9.9%
                      Comparable Store Sales Increase 6.0%

                      Merger Agreement Entered into to Take
                  Barnes & Noble.com Private at $3.05 Per Share


New York, NY (January 8, 2004)--Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller, today reported Barnes & Noble store sales of $984.8 million for the nine-week holiday period from November 2, 2003 to January 3, 2004, an increase of $88.4 million, or 9.9 percent over the same period last year. Comparable store sales increased 6.0 percent during the holiday period, including a 3.7 percent increase for the four weeks ended November 29, 2003 and a 7.1 percent increase for the five weeks ended January 3, 2004.

For the 48 weeks ended January 3, 2004, Barnes & Noble store sales rose 7.9 percent to $3,560.2 million from $3,299.9 million and represented approximately 95 percent of total bookstore sales. For the 48 weeks ended January 3, 2004, Barnes & Noble comparable store sales increased 2.8 percent.

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January 8, 2004


B. Dalton sales for the nine-week period of $65.3 million decreased ($7.9) million, or (10.8) percent from the prior year, primarily due to the closing of 34 stores. Comparable store sales increased 2.9 percent for the same period. For the 48 weeks ended January 3, 2004, B. Dalton sales decreased ($37.8) million to $206.6 million or (15.5) percent, while comparable store sales decreased (2.7) percent.

Sales for the full year will be issued on February 19, 2004. Full year earnings for 2003 and guidance for 2004 will be issued on or about March 18, 2004.

Merger Agreement Entered Into with Barnes & Noble.com

Barnes & Noble, Inc. today also announced that it has entered into a merger agreement with Barnes & Noble.com pursuant to which all shareholders of Barnes & Noble.com (other than B&N.com Holding Corp., a subsidiary of Barnes & Noble, Inc.) would receive $3.05 in cash for each share of Barnes & Noble.com that they own. The aggregate consideration for Barnes & Noble.com shares (including shares issuable upon the exercise of "in-the-money" options) would be approximately $150 million. As a result of the merger, Barnes & Noble.com would become a wholly owned subsidiary of Barnes & Noble, Inc.

The transaction is expected to close in the first quarter of fiscal 2004 and Barnes & Noble does not expect it to have any material dilutive effect on earnings per share in fiscal 2004.

The merger agreement was unanimously approved by the respective boards of directors of Barnes & Noble, Inc. and Barnes & Noble.com, including the Special Committee of Independent Directors previously established by Barnes & Noble.com to review Barnes & Noble's prior merger proposal of $2.50 per share. Barnes & Noble also announced that, in connection with entering into the merger agreement, it had settled all of the shareholder lawsuits previously filed against Barnes & Noble, Inc. and Barnes & Noble.com with respect to the proposed merger, subject to customary conditions, including court approval.

NOTICE FOR BARNES & NOBLE.COM SECURITY HOLDERS

Barnes & Noble.com security holders and other interested parties are urged to read Barnes & Noble.com's relevant documents filed with the Securities and Exchange

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January 8, 2004


Commission (SEC) when they become available because they will contain important information. Barnes & Noble.com security holders will be able to receive such documents free of charge at the SEC's Web site, www.sec.gov, and such documents will be delivered without charge to all shareholders of Barnes & Noble.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 646 Barnes & Noble stores in 49 states. It also operates 231 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. It conducts its e-commerce business through Barnes & Noble.com (NASDAQ: BNBN) (http://www.bn.com).

Barnes & Noble also has approximately a 65% interest in GameStop (NYSE: GME), the nation's largest video game and entertainment software specialty retailer with over 1,500 stores.

General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site:
http://www.barnesandnobleinc.com/financials.

SAFE HARBOR

This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible

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disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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